UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported):  June 23, 2009

THE QUIGLEY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

Kells Building, 621 Shady Retreat Road, P.O. Box 1349 Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.
On June 23, 2009, the Board of Directors of The Quigley Corporation (the “Company”) approved a compensation plan for non-employee directors.  Under the compensation plan approved by the board, each non-employee director will receive the following compensation:

•
Beginning July 1, 2009, each director will be entitled to receive a monthly board fee of $3,000.  The board fees shall be paid quarterly in arrears, promptly following the close of each quarter, pro rated for partial service.  Because each director sits on one or more board committees, and because the board believes it will be required to meet frequently as a result of the recent election of a new slate of directors, non-employee directors will not receive additional fees for attendance at meetings or serving on committees.

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Because the Board feels strongly that all directors should be encouraged to own stock in the Company, the director fees shall be paid in restricted common stock of the Company.   Directors will have the right periodically to elect to receive up to 50% of their board fee in cash, but must accept at least 50% in restricted shares. Such election must be made or changed quarterly in advance.  For purposes of calculating the number of shares needed to be issued each quarter to pay the board fee of each director, the value of the shares shall be calculated based on the average closing price of the Company’s shares for the first 5 trading days of the quarter in which the Board fee is earned.

•	For the period of June 12, 2009 though June 30, 2009, each non-employee director will receive a board fee of $1,900, payable in cash.

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These levels of compensation for board members are generally consistent with the levels of compensation previously afforded to non-employee directors of the Company, although the Company did not previously have a mandatory stock ownership program for directors.

Ted Karkus, the Company’s Interim Chief Executive Officer, will receive no remuneration for his service as a director while he serves as the Company’s Interim Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Quigley Corporation

Date: June 26, 2009	By:	/s/ Gerard M. Gleeson
Gerard M. Gleeson
Vice President and Chief Financial Officer